Exhibit 10.1

MEMORANDUM of AGREEMENT

THIS MEMORANDUM of AGREEMENT (MOA) made as of the 28 day of January, 2011.

BETWEEN:

NIREK RESOURCES INC. a corporation
incorporated under the laws of Ontario (“NRI”)

- and –

GUARDIANS OF GOLD INC., a corporation
incorporated under the laws of Nevada (“GOG”)

THE PARTIES AGREE AS FOLLOWS:

INTERPRETATION

Definitions - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms will have the meanings set out below:

“Agreement” means this agreement including all attached schedules, as the same may be supplemented, amended, restated or replaced from time to time;

“Business Day” means a day other than a Saturday or Sunday or a day which is a statutory or civic holiday in the City of Toronto;

“Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including, reasonable legal fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to of any of the foregoing;

“Closing” means the completion of the transactions contemplated by this Agreement;

“Closing Date” means Day agreed or such other Business Day as the parties may agree upon;

Gender and Number - This Agreement shall be read with all changes of number and gender as required by the context.

Entire Agreement - This Agreement, including any Schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and within such schedules. No supplement, modification, waiver or termination of this Agreement or any provisions hereof will be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed to constitute or will constitute a waiver of any other provision (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Applicable Law. The laws of the Province of Ontario and the laws of Canada applicable therein govern all matters arising under this Agreement.

Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the first day of the applicable period will be excluded and the day which ends the period will be included. If the last day of such period is not a Business Day, the period in question will end on the next Business Day.

Including. Any use of the terms “including” or “includes” means irrespectively “including without limitation”, or “includes without limitation”, unless the context otherwise requires.

Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in US funds.

Recitals. The recitals to this Agreement form part of and are incorporated into this Agreement.

Headings. The headings in this Agreement are for information purposes only and do not form part of this Agreement.

WHEREAS, the respective Boards of Directors of both NRI and GOG have each determined that a business combination between NRI and GOG is in the best interests of their respective companies and stockholders and, accordingly, have agreed to effect a joint partnering to complete an exchange offer for Silver Dragon Resources Inc. (“SDRG”) common stock, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporate Law of the Province of Ontario.

ROLES AND RESPONSIBILITIES

(a)

As soon as practicable following the date of this Agreement, the NRI and GOG shall meet to discuss the necessary plans to complete an exchange offer for SDRG common stock. Both NRI and GOG will jointly prepare and file with the Securities and Exchange Commission (SEC) the necessary documents. Each of NRI and GOG shall use reasonable best efforts to have the necessary documents completed so that they can be declared effective under the Securities Act as promptly as practicable after such filing.

(b)	Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the exchange offer transaction contemplated by this Agreement and to obtain satisfaction of the conditions precedent to the successful completion of the exchange offer, including (i) the obtaining of all necessary actions or non-actions, waivers, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) preventing the entry, enactment or promulgation of any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (iv) seeking the lifting or rescission of any injunction or order or Law that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) cooperating to defend against any proceeding or investigation relating to this Agreement or the transactions contemplated hereby and to cooperate to defend against it and respond thereto, (vi) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

REPRESENTATIONS AND WARRANTIES OF NRI

          NRI represents and warrants to GOG the following, and acknowledges and confirms that GOG is relying thereon in connection with its entering into of this Agreement and the consummation of the transactions contemplated hereby:

Due Execution. This Agreement has been duly executed and delivered by NRI, and this Agreement constitutes a valid and binding obligation of NRI enforceable against NRI in accordance with its terms except as the enforcement thereof may be limited by bankruptcy laws and other laws of general application relating to creditors’ rights or general principles of equity for a period of ten (10) years from date of signing.

Absence of Conflicting Agreements. NRI is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, judgment, decree, license, permit or law which would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

Regulatory Approvals. No governmental or regulatory authorization, approval, order, consent or filing from or with any governmental authorities is required to be obtained or made by NRI in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under the terms of this Agreement or the performance of NRI’s obligations under this Agreement.

Business in Compliance with Laws. The business of NRI has been conducted and is being conducted in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business (including, all applicable Canadian and United States federal, provincial, state, municipal and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including, but not limited to relevant exploration and exploitation permits and concessions) and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a material adverse effect on NRI.

REPRESENTATIONS AND WARRANTIES OF GOG

GOG represents and warrants to NRI the following, and acknowledges and confirms that NRI is aware of the following conditions that may impinge on the consummation of the transactions contemplated hereby:

Due Execution. This Agreement has been duly executed and delivered by Guardian, and this Agreement constitutes a valid and binding obligation of GOG enforceable against GOG in accordance with its terms except as the enforcement thereof may be limited by bankruptcy laws and other laws of general application relating to creditors’ Rights or general principles of equity for a period of ten (10) years from date of signing.

Absence of Conflicting Agreements. GOG is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, judgment, decree, license, permit or law which would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

Business in Compliance with Laws. The business of GOG has been conducted and is being conducted in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business (including, all applicable Canadian and United States federal, provincial, state, municipal and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including, but not limited to relevant exploration and exploitation permits and concessions) and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a material adverse effect on Guardian.

TERMINATION

This Agreement may be terminated at any time, whether before or after the successful completion of the exchange offer in writing.

FEES AND EXPENSES

Division of Fees and Expenses - Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the exchange offer is successful.

INDEMNITY

Indemnification by NRI - NRI shall indemnify, defend and hold harmless GOG from and against any and all loss suffered or incurred by GOG as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

any misrepresentation or breach of warranty made or given by NRI in this Agreement, or in any document delivered pursuant to this Agreement; or

any failure by NRI to observe or perform any covenant or obligation contained in this Agreement, or in any document delivered pursuant to this Agreement to be observed or performed by it.

Indemnification by GOG - GOG shall indemnify, defend and hold harmless NRI from and against any and all loss suffered or incurred by NRI as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to any misrepresentation or breach of any warranty made or given by GOG in this Agreement, or in any document delivered pursuant to this Agreement; or

Rights in Addition - The rights of indemnity set forth herein are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of this Agreement and the transactions contemplated hereby.

SURVIVAL

Nature, Survival and Limitations. All representations, warranties and covenants contained in this Agreement on the part of each of the Parties will not merge on closing and will survive for a period of 5 years from date of termination of this agreement. If no Claim is made under this Agreement, prior to the expiry of the survival periods provided for, against a party for any breach of any representation or warranty made in this Agreement by such party, such party will have no further liability under this Agreement with respect to such representation or warranty.

GENERAL

Time of the Essence - Time shall be of the essence hereof.

Assignment - Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party, which consent may be unreasonably withheld.

Enurement - This Agreement is binding upon and will enure to the benefit of the parties and their respective heirs, executors, administrators, successors (including, any successor by reason of the amalgamation of any party) and permitted assigns for ten (10) years from date of signing.

Notice - The parties hereby agree that any notice required or permitted to be given hereunder shall be in writing and may be given by delivering the same or mailing the same by registered mail, postage prepaid, addressed:

In the case of Nirek Resources Inc. to:

4 King Street West, Suite 1320, Toronto ON M5H 1B6

In the case of Guardians of Gold Inc. to:

4 King Street West, Suite 1320, Toronto ON M5H 1B6

Any such notice, if sent by registered mail, will be deemed to have been received by the addressee on the second (2nd) Business Day following the day on which such notice was mailed, save during the absence of or disruption of normal postal service, in which event, on the second (2nd) Business Day following the resumption of normal postal service. If such notice has been delivered, it will be deemed to be received when delivered. Any party may change his address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at his changed address.

Further Assurances - Each party hereto hereby agrees he will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power as any other party hereto may in writing from time to time reasonably request be done and/or executed, in order to consummate the transactions contemplated hereby or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered pursuant hereto and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated hereby, whether before or after the Closing.

Counterparts - This Agreement may be executed two counterparts and delivered by electronic or facsimile transmission, each of which when so executed and delivered will be deemed to be an original and such counterparts taken together will constitute one and the same instrument.

THE PARTIES hereto have caused this Agreement to be signed by their respective officers’ thereunto duly authorized, all as of the date first written above.

GUARDIANS OF GOLD INC.

Per:	/s/ Ronald Haller

Name: Ron Haller
Title: Director

NIREK RESOURCES INC.

Per:	/s/ Abraham Arnold

Name: Abraham Arnold
Title: President,
Chairman of Board of Directors